EXHIBIT 99.5
First Life America Corporation
FINANCIAL STATEMENTS

First Life America Corporation
Financial Statements

Contents

FINANCIAL STATEMENTS

Balance Sheets (Unaudited) as of September 30, 2008 and December 31, 2007	2-3
Statements of Operations (Unaudited) for the three and nine months ended September 30, 2008 and 2007	4
Statements of comprehensive income (Unaudited) for the three and nine months ended September 30, 2008 and 2007	5
Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2008 and 2007	6-7
Notes to Unaudited Financial Statements	8

FIRST LIFE AMERICA CORPORATION
BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost, $20,566,571 in 2008 and $19,225,225 in 2007)	$17,298,612	$18,675,211
Equity securities (cost of $361,474 in 2008 and $239,250 in 2007)	285,871	191,316
Investments in real estate	274,564	274,564
Policy loans	220,010	178,731
Mortgage loans on real estate	1,370,884	1,859,382
Other investments	4,137,780	3,527,784

Total investments	23,587,721	24,706,988

Cash and cash equivalents	763,353	459,336
Accrued investment income	337,544	321,899
Accounts receivable	325,873	474,068
Reinsurance receivables	211,128	35,049
Deferred policy acquisition costs (net of accumulated amortization of $5,817,459 in 2008 and $5,173,476 in 2007)	5,410,414	5,405,783
Property and equipment (net of accumulated depreciation of $194,644 in 2008 and $127,001 in 2007)	2,670,240	2,718,028
Other assets	6,396	1,385

Total assets	$33,312,669	$34,122,536

See notes to financial statements.

FIRST LIFE AMERICA CORPORATION
BALANCE SHEETS (Continued)

	(Unaudited)
	September 30,	December 31,
	2008	2007
Liabilities and Shareholders’ Equity
Policy and contract liabilities:
Future annuity benefits	$19,957,078	$18,735,110
Future policy benefits	7,813,449	7,035,539
Liability for policy claims	148,448	225,189
Policyholder premium deposits	54,310	76,307
Deposits on pending policy applications	2,718	1,571
Reinsurance premiums payable	35,332	41,529

Total policy and contract liabilities	28,011,335	26,115,245

Commissions, salaries, wages and benefits payable	73,977	4,099
Other liabilities	158,662	93,045
Deferred federal income taxes payable	25,210	646,255

Total liabilities	28,269,184	26,858,644

Shareholders’ equity:
Common stock	1,500,000	1,500,000
Additional paid in capital	3,474,564	3,474,564
Accumulated earnings	2,743,786	2,767,702
Accumulated other comprehensive loss	(2,674,850)	(478,359)
Less: Treasury stock held at cost (12 shares in 2008 and 2007)	(15)	(15)

Total shareholders’ equity	5,043,485	7,263,892

Total liabilities and shareholders’ equity	$33,312,669	$34,122,536

See notes to financial statements.

FIRST LIFE AMERICA CORPORATION
Statements of Operations

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues:
Gross premium income	$1,039,107	$1,001,146	$3,259,617	$3,188,504
Reinsurance premiums assumed	6,897	6,980	26,442	16,038
Reinsurance premiums ceded	(101,044)	(122,201)	(340,918)	(396,392)

Net premium income	944,960	885,925	2,945,141	2,808,150
Net investment income	402,088	369,601	1,206,860	1,036,671
Net realized investment gain (loss)	(27,266)	864	(26,398)	818
Rental income	60,421	59,886	180,293	184,084

Total revenue	1,380,203	1,316,276	4,305,896	4,029,723

Benefits and expenses:
Increase in policy reserves	233,489	195,593	777,909	677,279
Policyholder surrender values	82,017	121,107	275,973	266,853
Interest credited on annuities and premium deposits	226,732	212,053	669,639	577,906
Death claims	339,432	259,767	901,584	677,049
Commissions	212,482	201,617	657,319	700,052
Policy acquisition costs deferred	(210,659)	(240,266)	(648,614)	(729,358)
Amortization of deferred policy acquisition costs	303,328	190,059	643,983	548,728
Salaries, wages, and employee benefits	168,095	200,789	580,266	566,589
Miscellaneous taxes	35,727	32,356	99,352	89,132
Other operating costs and expenses	135,847	155,706	416,070	444,873

Total benefits and expenses	1,526,490	1,328,781	4,373,481	3,819,103

Income (Loss) before income tax expense	(146,287)	(12,505)	(67,585)	210,620

Income tax expense (benefit)	(23,841)	(19)	(43,669)	19,323

Net Income (Loss)	$(122,446)	$(12,486)	$(23,916)	$191,297

Net Income (Loss) per common share — basic and diluted	$(0.08)	$(0.01)	$(0.02)	$0.13

See notes to financial statements.

FIRST LIFE AMERICA CORPORATION
Statements of Comprehensive Income

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Net income (loss)	$(122,446)	$(12,486)	$(23,916)	$191,297

Unrealized gain (loss) on available-for-sale securities:
Unrealized holding gain (loss) during the period	(2,064,367)	154,971	(2,772,012)	(276,752)
Less: Reclassification for gains included in net income	(27,266)	864	(26,398)	818
Tax benefit (expense)	407,419	(30,821)	549,122	55,515

Other comprehensive income (loss)	(1,629,682)	123,286	(2,196,492)	(222,055)

Comprehensive income (loss)	$(1,752,128)	$110,800	$(2,220,408)	$(30,758)

See notes to financial statements.

FIRST LIFE AMERICA CORPORATION
Statements of Cash Flows

	(Unaudited)
	September 30,	September 30,
	2008	2007
Operating activities:
Net income (loss)	$(23,916)	$191,297
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest credited on annuities and premium deposits	669,639	577,906
Net realized investment (gain) loss	26,398	(818)
Provision for depreciation	67,643	55,248
Amortization of premium and accretion of discount on fixed maturity and short-term investments	(179,775)	(157,481)
Acquisition costs capitalized	(648,614)	(729,358)
Amortization of deferred acquisition costs	643,983	548,728
Provision for deferred federal income taxes	(71,922)	19,324
(Increase) decrease in assets:
Accrued investment income	(15,645)	(62,538)
Accounts receivable	148,195	(123,629)
Reinsurance receivables	(176,079)	(123,015)
Policy loans	(41,279)	(4,428)
Other assets	(5,011)	(2,129)
Increase (decrease) in liabilities:
Future policy benefits	777,910	677,278
Liability for policy claims	(76,741)	(75,775)
Deposits on pending policy applications	1,147	(22,857)
Reinsurance premiums payable	(6,197)	(11,717)
Amounts held under reinsurance	—	(18,321)
Commissions, salaries, wages and benefits payable	69,878	5,426
Other liabilities	65,617	(125,490)

Net cash provided by operating activities	$1,225,231	$617,651
See notes to financial statements.

FIRST LIFE AMERICA CORPORATION
Statements of Cash Flows (Continued)

	(Unaudited)
	September 30,	September 30,
	2008	2007
Investing activities:
Purchase of available-for-sale fixed maturities	$(2,494,046)	$(5,910,308)
Maturity of available-for-sale fixed maturities	1,094,601	224,001
Purchase of available-for-sale equities	(122,224)	—
Sale of available-for-sale equities	—	2,623
Additions to property and equipment	(19,855)	(37,365)
Purchase of other investments	(838,660)	(592,400)
Maturity of other investments	440,141	490,140
Payments received on mortgage loans	488,498	58,091

Net cash used in investing activities	(1,451,545)	(5,765,218)

Financing activities:
Deposits on annuity contracts	1,930,554	4,832,144
Surrenders on annuity contracts	(1,376,244)	(962,227)
Policyholder premium deposits	—	12,154
Withdrawals on policyholder premium deposits	(23,979)	(36,342)

Net cash provided by financing activities	530,331	3,845,729

Increase (decrease) in cash and cash equivalents	304,017	(1,301,838)

Cash and cash equivalents, beginning of period	459,336	1,978,394

Cash and cash equivalents, end of period	$763,353	$676,556

Supplemental disclosure of cash activities:
Interest paid	$—	$—

Income taxes paid	$—	$—

See notes to financial statements.

FIRST LIFE AMERICA CORPORATION
Notes to Financial Statements
1) Organization and Accounting Policies
a) Nature of Operations
First Life America Corporation (the “Company”) is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in eight states.
b) Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which differ from statutory accounting practices prescribed or permitted by the Kansas Insurance Department (“KID”).
Certain amounts from prior years have been reclassified to conform with the current year’s presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.
c) Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined. The following are significant estimates made by management:
•	Useful lives of assets

•	Changes in assumptions related to policy and contract liabilities and related deferred acquisition costs

•	Amount of future insurance claim losses, loss expense and earned premium percentages

•	Future interest spreads, mortality margins, expense margins and premium persistency experience

•	Amortization

•	Amount of current and deferred income tax expense and payable
It is at least reasonably possible these estimates will change in the near term.

FIRST LIFE AMERICA CORPORATION
Notes to Financial Statements
d) Cash Equivalents
For purposes of the statements of cash flows, the Company considers all cash on hand, cash in banks and short-term investments purchased with a maturity of three months or less to be cash and cash equivalents.
e) Investments
The Company classifies all of its fixed maturity and equity investments as available-for-sale. Available-for-sale fixed maturities are carried at fair value with unrealized gains and losses, net of applicable taxes, reported in other comprehensive income. Equity securities are carried at fair value with unrealized gains and losses, net of applicable taxes, reported in other comprehensive income. Mortgage loans on real estate are carried at cost less principal payments. Other investments are carried at amortized cost. Discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized using the level yield method on an individual basis over the remaining contractual term of the investment. Policy loans are carried at unpaid balances. Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Interest earned on investments is included in net investment income.
f) Deferred Policy Acquisition Costs
Commissions and other costs of acquiring life insurance, which vary with, and are primarily related to, the production of new business have been deferred to the extent recoverable from future policy revenues and gross profits. The acquisition costs are being amortized over the premium paying period of the related policies using assumptions consistent with those used in computing policy reserves.
g) Property and Equipment
Property and equipment, including the home office building, are carried at cost less accumulated depreciation. Depreciation on the office building and land improvements is calculated using the straight-line method over the estimated useful lives of the respective assets. Depreciation on furniture, fixtures and equipment is calculated using the 200% declining balance method over the estimated useful lives of the respective assets. The estimated useful lives are generally as follows:

Buildings and leasehold improvements	39 years

Furniture and equipment	3 to 7 years
h) Policy and Contract Liabilities
Annuity contract liabilities are computed using the retrospective deposit method and consist of policy account balances before deduction of surrender charges, which accrue to the benefit of policyholders. Premiums received on annuity contracts are recognized as an increase in a liability rather than premium income. Interest credited on annuity contracts is recognized as an expense. The range of interest crediting rates for annuity products was 4.25 to 5.25 percent in 2008 and 2007.

i) Future Policy Benefits
Traditional life insurance policy benefit liabilities are computed on a net level premium method using assumptions with respect to current yield, mortality, withdrawal rates, and other assumptions deemed appropriate by the Company. Reserve interest assumptions, including the impact of grading for possible adverse deviations, ranged from 4.00 to 7.25 percent.
Policy claim liabilities represent the estimated liabilities for claims reported plus claims incurred but not yet reported. The liabilities are subject to the impact of actual payments and future changes in claim factors.
Policyholder premium deposits represent premiums received for the payment of future premiums on existing policyholder contracts. Interest is credited on these deposits at the rate of 4% in 2008 and 2007. The premium deposits are recognized as an increase in a liability rather than premium income. Interest credited on the premium deposits is recognized as an expense.
j) Treasury Stock
Treasury stock is held at cost.
k) Premiums
For limited payment and other traditional life insurance policies, premium income is reported as earned when due. Profits are recognized over the life of these contracts by associating benefits and expenses with insurance in force for limited payment policies and with earned premiums for other traditional life policies. This association is accomplished by a provision for liability for future policy benefits and the amortization of policy acquisition costs.
l) Federal Income Taxes
The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under accounting principles generally accepted in the United States of America and balances determined for tax reporting purposes.
m) Reinsurance
Estimated reinsurance receivables are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.”

n) Net Earnings Per Common Share
Basic net income per common share is calculated by dividing net income by the weighted average number of shares of the Company’s common stock outstanding.
o) Comprehensive Income
SFAS No. 130 requires unrealized gains and losses on the Company’s available-for-sale securities to be recorded as a component of accumulated other comprehensive income. Unrealized gains and losses recognized in accumulated other comprehensive income that are later recognized in net income through a reclassification adjustment are identified on the specific identification method.
p) New Accounting Pronouncements
In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value measurements in financial reporting. While the standard does not expand the use of fair value in any new circumstance, it has applicability to several current accounting standards that require or permit entities to measure assets and liabilities at fair value. This standard defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Application of this standard is required for the Company beginning in 2008. It is not expected that adoption of this Statement will have a material impact on the Company’s results of operations and financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115.” This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in Statement 159 are elective; however, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Statement 159 is effective for the Company’s financial statements covering periods after December 31, 2007. It is not expected that adoption of this Statement will have a material impact on the operating results or financial condition of the Company.

2) Investments
The amortized cost and fair value of investments at September 30, 2008 and December 31, 2007 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
September 30, 2008:
U.S. Government Agency	$1,216,795	$10,484	$8,437	$1,218,842
Corporate bonds	19,349,776	18,680	3,288,686	16,079,770

Total	$20,566,571	$29,164	$3,297,123	$17,298,612

Equity securities	$361,474	$9,925	$85,528	$285,871

December 31, 2007:
U.S. Government Agency	$2,131,743	$21,379	$247	$2,152,875
Corporate bonds	17,093,482	129,375	700,521	16,522,336

Total	$19,225,225	$150,754	$700,768	$18,675,211

Equity securities	$239,250	$7,050	$54,984	$191,316

The amortized cost and fair value of fixed maturities at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations.
The fair values for investments in fixed maturities are based on quoted market prices.
Included in investments are securities, which have been pledged to various state insurance departments.
Since 2004, the Company has purchased investments in lottery prize cash flows. These other investments involve purchasing assignments of the future payment rights from the lottery winners at a discounted price sufficient to meet the Company’s yield requirements.
Payments on these other investments will be made by state run lotteries and as such are backed by the general credit of the respective states. At September 30, 2008 and December 31, 2007 the carrying value of other investments was $4,137,780 and $3,527,784 respectively.
Investment income consists of dividends and interest earned on notes receivable, policy loans, available-for-sale securities, mortgage loans, and other investments. Following are the components of net investment income for the years ended September 30, 2008 and December 31, 2007:
The Company has a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. This process involves monitoring market events that could impact issuers’ credit ratings, business climate, management changes, litigation and government actions, and other similar factors. At the end of each quarter, all securities are reviewed in an effort to determine each issuer’s ability to service its debts and the length of time the security has been trading below cost. This quarterly process includes an assessment of the credit quality of each investment in the entire securities portfolio. The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include: (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company’s ability and intent to hold the security to maturity or until it recovers in value. Based on the performance of these procedures, no securities are deemed to be other-than-temporarily impaired by the Company.

There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if an impairment is other-than-temporary. These risks and uncertainties include: (1) the risk that the Company’s assessment of an issuer’s ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to the Company’s investment professionals who determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by the Company or changes in other facts and circumstances lead the Company to change its intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to income in a future period.
The following tables provide information regarding unrealized losses on investments available for sale, as of September 30, 2008 and December 31, 2007.

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
September 30, 2008:
U.S. Government Agency	$511,154	$8,437	$—	$—	$511,154	$8,437
Corporate bonds	8,662,604	959,323	6,009,562	2,329,363	14,672,166	3,288,686

Total	$9,173,758	$967,760	$6,009,562	$2,329,363	$15,183,320	$3,297,123

Equity securities	$44,622	$44,978	$59,450	$40,550	$104,072	$85,528

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2007:
U.S. Government Agency	$—	$—	$199,750	$247	199,750	$247
Corporate bonds	4,180,180	180,587	5,610,404	519,935	9,790,583	700,521

Total	$4,180,180	$180,587	$5,810,154	$520,182	$9,990,333	$700,768

Equity securities	$51,916	$37,684	$82,700	$17,300	$134,616	$54,984

3) Concentrations of Credit Risk
Credit risk is limited by emphasizing investment grade securities and by diversifying the investment portfolio among various investment instruments. Certain cash balances exceed the maximum insurance protection of $100,000 provided by the Federal Deposit Insurance Corporation. However, the cash balances exceeding this maximum are protected through additional insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

4) Property and Equipment
The Company owns approximately six and one-half acres of land located in Topeka, Kansas. A 20,000 square foot office building has been constructed on approximately one-half of this land. The remaining land, is classified as real estate held for investment. The Company occupies approximately 7,500 square feet of the building and the remaining 12,500 square feet is leased.
A summary of property and equipment at September 30, 2008 and December 31, 2007 is as follows:

	September 30,	December 31,
	2008	2007

Land and improvements	$167,428	$167,428
Building and capitalized interest	2,632,572	2,632,572
Furniture, fixtures and equipment	33,607	38,739
Computers	13,470	—
Tenant improvements	17,807	6,290

Total property and equipment	2,864,884	2,845,029

Less — accumulated depreciation and amortization	(194,644)	(127,001)

Net property and equipment	$2,670,240	$2,718,028

Depreciation expense for September 30, 2008 and December 31, 2007 was $67,643 and $81,600, respectively.
5) Leases
As noted above, the Company occupies approximately 7,500 square feet of its building in Topeka, Kansas. The Company has leased 10,000 square feet under a lease that was renewed during 2006 to run through June 30, 2011 with a 90 day notice to terminate the lease by the lessee. The lease agreement calls for minimum monthly base lease payments of $15,757.
Effective August 29, 2005, the Company executed a lease agreement with a tenant for the remaining 2,500 square feet. The base lease period commenced on September 1, 2005 and will end on August 31, 2010. The lease will automatically renew if not terminated on or after August 15, 2010 for another five years with a 90 day notice to terminate the lease by the lessee. The lease agreement calls for minimum monthly base lease payments of $4,438 through August 31, 2010. The lease payments will decrease to $3,100 per month for the period September 1, 2010 through August 31, 2015.
The future minimum lease payments to be received under non cancelable lease agreements at September 30, 2008 are approximately as follows:

Twelve-Month Periods
Ending September 30,	Amount
2009	53,258
2010	48,820

Total	$102,078

6) Federal Income Taxes
The Company has filed a consolidated federal income tax return with its parent, Brooke Capital Corporation for the period ended November 15, 2007. The Company is required to file a separate return for the period of November 16, 2007 to December 31, 2007 and the following five calendar years due to a change in ownership control on November 15, 2007. FLAC is taxed as a life insurance company under the provisions of the Internal Revenue Code and had to file a separate tax return for its initial five years of existence. Federal income tax expense for the years ended December 31, 2008 and 2007 consisted of the following:

	Nine-Month Periods
	Ended September 30,
	2008	2007

Current	$28,253	$—
Deferred	(71,922)	19,323

Federal income tax (benefit) expense	$(43,669)	$19,323

Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate for 2008 and 2007 as follows:

	Nine-Month Periods
	Ended September 30,
	2008	2007

Federal income tax expense (benefit) at statutory rate	$(22,979)	$71,611
Small life insurance company deduction	495	(22,085)
Other	(21,185)	(30,203)

Federal income tax (benefit) expense	$(43,669)	$19,323

Deferred federal income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Significant components of the Company’s net deferred tax liability are as follows:

	September 30,	December 31,
	2008	2007
Deferred tax liability:
Due premiums	$10,771	$10,393
Deferred policy acquisition costs	902,733	903,230
Accrual of discount	19,164	13,665
Premium deposit	10,862	14,009

Total deferred tax liability	943,530	941,297

Deferred tax asset:
Policy reserves	53,495	30,781
Capital loss carryforward	12,762	7,483
Reinsurance premiums	1,021	1,557
Net operating loss carryforward	182,329	135,631
Net unrealized investment loss	668,713	119,590

Total deferred tax asset	918,320	295,042

Net deferred tax liability	$25,210	$646,255

The Company has net operating loss carry-forwards of approximately $911,644. These loss carry-forwards expire in 2022 through 2028. Capital loss carry-forwards of $63,811 will expire in 2011 and 2013.
7) Statutory Accounting Practices
FLAC prepares its statutory-basis financial statements in accordance with statutory accounting practices (“SAP”) prescribed or permitted by the KID. Currently, “prescribed” statutory accounting practices include state insurance laws, regulations, and general administrative rules, as well as the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual and a variety of other NAIC publications. “Permitted” statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. During 1998, the NAIC adopted codified statutory accounting principles (“Codification”). Codification replaced the NAIC Accounting Practices and Procedures Manual and was effective January 1, 2001. The impact of Codification was not material to FLAC’s statutory-basis financial statements.
Principal differences between GAAP and SAP include: a) costs of acquiring new policies are deferred and amortized for GAAP; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions for GAAP; c) statutory asset valuation reserves are not required for GAAP; and d) available-for-sale fixed maturity investments are reported at fair value with unrealized gains and losses reported as a separate component of shareholders’ equity for GAAP.
Statutory restrictions limit the amount of dividends, which may be paid by FLAC to the Company. Generally, dividends during any year may not be paid without prior regulatory approval, in excess of the lesser of (a) 10% of statutory shareholders’ surplus as of the preceding December 31, or (b) statutory net operating income for the preceding year. In addition, FLAC must maintain the minimum statutory capital and surplus required for life insurance companies in those states in which it is licensed to transact life insurance business.

The KID imposes on insurance enterprises minimum risk-based capital (“RBC”) requirements that were developed by the NAIC. The formulas for determining the amount of RBC specify various weighing factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by ratio (the “Ratio”) of the enterprises regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprise’s below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. FLAC has a ratio that is in excess of the minimum RBC requirements; accordingly, the Company’s management believes that FLAC meets the RBC requirements.
8) Reinsurance
In order to reduce the risk of financial exposure to adverse underwriting results, insurance companies reinsure a portion of their risks with other insurance companies. FLAC has entered into agreements with Optimum Re Insurance Company (“Optimum Re”) of Dallas, Texas, and Wilton Reassurance Company (“Wilton Re”) of Wilton, CT, to reinsure portions of the life insurance risks it underwrites. Pursuant to the terms of the agreements, FLAC retains a maximum coverage exposure of $50,000 on any one insured.
Pursuant to the terms of the agreement with Optimum Re, FLAC generally pays no reinsurance premiums on first year individual business. However, SFAS No. 113 requires the unpaid premium to be recognized as a first year expense and amortized over the estimated life of the reinsurance policies. FLAC records this unpaid premium as “reinsurance premiums payable” in the accompanying balance sheet and as “reinsurance premiums ceded” in the accompanying income statement. To the extent that the reinsurance companies are unable to fulfill their obligations under the reinsurance agreements, FLAC remains primarily liable for the entire amount at risk.
FLAC is party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World. The agreement provides for automatic retrocession of coverage in excess of Optimum Re’s retention on business ceded to Optimum Re by the other parties to the Reinsurance Pool. FLAC’s maximum exposure on any one insured under the Reinsurance Pool is $50,000. As of January 1, 2008 Reinsurance Pool is not accepting any new cessions.
Effective September 29, 2005, the Company and Wilton Re executed a binding letter of intent whereby both parties agreed that the Company would cede the simplified issue version of its Golden Eagle Whole Life (Final Expense) product to Wilton Re on a 50/50 quota share original term coinsurance basis. The letter of intent was executed on a retroactive basis to cover all applicable business issued by the Company subsequent to January 1, 2005. Wilton Re has agreed to provide various commission and expense allowances to the Company in exchange for the Company ceding 50% of the applicable premiums to Wilton Re as they are collected. As of June 24, 2006, Wilton Re terminated the reinsurance agreement, for new business issued after the termination date.

9) Other Regulatory Matters
The Company is currently licensed to transact life and annuity business in the states of Kansas, Texas, Illinois, Oklahoma, North Dakota, Kentucky and Nebraska. Due to the varied processes of obtaining admission to write business in new states, management cannot reasonably estimate the time frame of expanding its marketing presence.
On May 3, 2007, the Company was released from its Memorandum of Understanding with the Ohio Department of Insurance. The Company’s license had been previously suspended as its statutory capital had fallen below the minimum required level in Ohio of $2,500,000. While the license had been reinstated during 2006, the Company had been prohibited from writing new business in that state while under the Memorandum. At December 31, 2008, First Life’s statutory basis capital and surplus was $2,700,455, which is in excess of the aforementioned minimum requirement.
10) Fair Values of Financial Instruments
The fair values of financial instruments, and the methods and assumptions used in estimating their fair values, are described below. In all cases, these financial instruments represent assets of the Company and their carrying values represent or approximate their fair values as follows:
Fixed Maturities
Fixed maturities are carried at fair value in the accompanying consolidated balance sheets. The fair value of fixed maturities are based on quoted market prices. At September 30, 2008 and December 31, 2007, the fair value of fixed maturities was $17,298,612 and $18,675,211, respectively.
Equity Securities
Equity securities are carried at fair value in the accompanying consolidated balance sheets. The fair value of equity securities are based on quoted market prices. At September 30, 2008 and December 31, 2007, the fair value of equity securities was $285,871 and $191,316, respectively.
Policy Loans
The carrying value of policy loans approximates their fair value. At September 30, 2008 and December 31, 2007, the fair value of policy loans was $220,010 and $178,731, respectively.
Mortgage Loans on Real Estate
The carrying value of mortgage loans on real estate approximates their fair value. At September 30, 2008 and December 31, 2007, the fair value of mortgage loans on real estate was $1,370,884 and $1,859,382, respectively.
Other Investments
The carrying value of other investments approximates their fair value. At September 30, 2008 and December 31, 2007, the fair value of other investments was $4,137,780 and $3,527,784, respectively.

Cash and Cash Equivalents
The carrying value of cash and cash equivalents approximates their fair value. At September 30, 2008 and December 31, 2007, the fair value of cash and cash equivalents was $763,353 and $459,336, respectively.